Supplemental Financial Presentation Q2 2019 August 2019 Exhibit 99.1

Non-GAAP Financial Information In an effort to provide additional and useful information regarding the Company’s financial results and other financial information as determined by generally accepted accounting principles (GAAP), certain materials in this presentation include non-GAAP information. The Company believes the presentation of non-GAAP measures including Total Operating Expenses (excluding excess restatement and merger-related costs), Non-GAAP Operating Income, Adjusted EBITDA, Adjusted EBITDA excluding Restatement and Merger-Related Costs, Adjusted EBITDA Margin, Non-GAAP Net Income, Non-GAAP Earnings Per Share and Net Cash Position provides useful supplemental information to investors with regard to its core operating performance, and are used by the Company's management to assess the performance of the Company’s business for planning and forecasting in subsequent periods as well as to compare financial results period-over-period. The non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under U.S. GAAP. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of the non-GAAP information to GAAP is available as an appendix to this presentation.

Q2 2019 Income Statement In millions except percentage QTD Q2 2018 QTD Q2 2019 QTD Y/Y Change Total Revenues $117 $109 -7% Healthcare 68 65 -4% COBRA 26 20 -23% Commuter 19 20 5% Other 4 4 0% Total Operating Expenses $100 $106 6% Cost of revenues (excluding amortization of internal use software) 36 $37 3% Technology and development 13 15 15% Sales and marketing 19 18 -5% General and administrative 19 25 32% Amortization 10 11 10% Employee termination and other charges 3 0 -100% Excess Restatement and Merger-Related Costs $3 $11 Total Operating Expenses (excluding excess restatement and merger-related costs)* $97 $95 -2%

Q2 2019 Income Statement (continued)

In millions except percentage	QTD Q2 2018	QTD Q2 2019	QTD Y/Y Change
Non-GAAP Operating Income*	**$27**	**$6**	**-78%**
Adjusted EBITDA*	**$35**	**$15**	**-57%**
Adjusted EBITDA excluding Restatement and Merger-Related Costs*	***$38***	***$26***	***-32%***
Adjusted EBITDA Margin*	***33%***	***24%***	
Non-GAAP Net Income*	**$20**	**$4**	**-80%**
Non-GAAP Earnings Per Share*	**$0.48**	**$0.11**	**-78%**
HSA Statistics			
Total Year-to-date HSA Revenue	$7m	$10m	
Accounts	730K+	740k+	
Cash Balances	$1.1b	$1.2b	
Annualized Custodial Yield	1.21%	2.04%	

1. Operating Income excludes stock-based compensation expense, amortization of acquired intangibles and employee termination and other charges.
2. Adjusted EBITDA excludes interest and other income, net, interest expense, income tax provision, depreciation, amortization, stock-based compensation expense, and employee termination and other charges.
3. Adjusted EBITDA Margin reflects Adjusted EBITDA excluding excess Restatement and Merger-Related costs divided by Total Revenue.
4. Non-GAAP Net Income excludes stock-based compensation expense, amortization of acquired intangibles, employee termination and other charges and the tax effect of such adjustments.
5. Earnings Per Share reflects Net Income divided by the weighted-average shares outstanding (diluted).

*Numbers labeled with a * are Non-GAAP numbers*

Reconciliation of non-GAAP measures can be found in Appendix

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Q2 2019 Balance Sheets In millions except percentage December 31, 2018 June 30, 2019 Cash and cash equivalents $898 $807 Total Current Assets $1,246 $1,086 Total Assets $1,785 $1,629 Customer obligations $762 $675 Total Current Liabilities $864 $783 Long-term debt, net of issuance costs $245 $145 Total Liabilities $1,120 $956 Total stockholders' equity $665 $673 Total Liabilities and Stockholders' Equity $1,785 $1,629 Net Cash Position* $137 $158 Change in Net Cash Position   15% Net Cash Position = Total Current Assets – Total Current Liabilities – Long-term debt, net of issuance costs

QTD Restatement and Merger-Related Costs In millions except percentage FY 2017 FY 2018 QTD Q2 2017 QTD Q2 2018 QTD Q2 2019 Finance $13 $26 $3 $4 $7 Legal/other 3 15 1 3 8 Total $16 $41 $4 $7 $15 The above table shows the actual outsourced services costs incurred during the respective periods. The Company estimates that the restatement and merger-related costs are mainly focused on Legal and Finance activities. The excess restatement and merger-related costs are approximately $3 million and $11 million for QTD Q2 2018 and 2019, respectively, compared to QTD Q2 2017.

Appendix: Reconciliation of Non-GAAP Measures